Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91783 and 333-35621; Form S-4 No. 333-109518; and Form S-3 Nos. 333-90850, 333-89796, 333-113497 and 333-121948) and in the related Prospectuses of GenCorp Inc. of our report dated February 7, 2006, except for the first sentence of the first paragraph of Note 17, as to which the date is August 24, 2006, with respect to the consolidated financial statements and schedule of GenCorp Inc. as of November 30, 2005 and for the years ended November 30, 2005 and 2004, included in this Annual Report (Form 10-K) for the year ended November 30, 2006.
/s/ Ernst & Young LLP
Sacramento, California
January 24, 2007